EXHIBIT 99.1

Central Vermont Public Service
NEWS RELEASE

Contact: CVPS: Steve Costello    (802) 747-5427    (802) 742-3062 (pager)
For Immediate Release: Dec. 27, 2006

PSB rejects Peterson Dam removal agreement

Citing legislative policy and uncertain environmental benefits, the Vermont Public Service Board has rejected an agreement that would have resulted in the removal of the Peterson Dam. The dam is located in Milton, Vt.

"The record indicates that there is no guarantee that removing Peterson would result in a significant improvement to the Lamoille fishery," the PSB said in a Dec. 22 decision received today. "The evidence presented by both sides was derived primarily from historical records and extrapolation. Consequently, the extent of the environmental benefits that would arise from dam removal are uncertain.

"This absence of clear benefits is in contrast to the known environmental benefits of a clean, renewable energy source that has been in place for more than 50 years," the PSB said. "These benefits of renewable energy have recently been recognized by the Vermont Legislature."

Citing Act 61, enacted by the Vermont General Assembly in 2005, the PSB noted legislative directives to use renewable energy to meet incremental electric load growth between Jan. 1, 2005 and Jan. 1, 2012.

"Recent dockets have illustrated the difficulty of siting renewable energy projects in Vermont," the order said. "Although Peterson Dam does not constitute a new renewable generation source pursuant to the statutory framework, it is a stably-priced, existing renewable energy source that state policy declares should be 'retain(ed) and support(ed).'"

The PSB also weighed the cost of dam removal, and concluded there would be direct customer impacts.

"The State's renewable energy goals must be balanced against the unknown environmental benefits of removing Peterson, and the undisputed evidence that removal of the dam will lead to direct financial impacts on CVPS's ratepayers due to the need to replace the relatively inexpensive power," the Board wrote. "After balancing these factors, we cannot find that the benefits of dam removal are 'clear and compelling' as required by Board precedent."

Peterson Station is part of a 21-megawatt project consisting of four dams on the Lamoille River: Fairfax Falls, Clark Falls, Milton Station, and Peterson Station. The PSB's decision rejects a relicensing agreement forged after nearly two decades of litigation. The agreement among CVPS, the Vermont Agency of Natural Resources, the Vermont Department of Public Service, Vermont Natural Resources Council, Trout Unlimited and the Town of Milton, included utility recovery of costs associated with the dam's removal and conditions relating to project operations, fish and wildlife, recreation, land use, and historic properties. The operating conditions were included in a FERC license issued this fall, and are unaffected by the PSB decision.

CVPS officials have long said they would not have sought the dam's removal on their own, but reached the settlement to end the years of litigation at the behest of former Gov. Howard Dean, who supported the dam's removal. Settlement talks began in earnest in 2000.

"State policy on renewable energy has evolved dramatically over the past six years," CVPS President Bob Young said. "Vermont now puts great value on these kinds of renewable projects."